Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2012, by and among Raging Capital Fund, LP, a Delaware limited partnership (the “Raging Capital Fund”), William C. Martin and Robert L. Lerner (Raging Capital Fund, together with its affiliates and the foregoing individuals, the “Raging Capital Group” and each individually, a “Member”) and Resource America, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Raging Capital Fund has submitted a notice, dated November 3, 2011, of its intent to nominate Robert L. Lerner for election to the Company’s Board of Directors (the “Board”) at the 2012 annual meeting of stockholders of the Company (such meeting, including any adjournment or postponement thereof, the “Annual Meeting”); and

WHEREAS, the Company and members of the Raging Capital Group have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding a proxy solicitation contest in connection with the Annual Meeting and the substantial expense, disruption and adverse publicity that may result therefrom.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Board Composition.

(a)           The Company agrees that, at the next regularly scheduled in-person meeting of the Board, which is currently scheduled for March 8, 2012, but in any event no later than the date of the Annual Meeting, the size of the Board shall be set at nine members, the Board shall appoint Mr. Lerner as a member of the Board, with a term to expire at the 2014 annual meeting of stockholders of the Company (such meeting, including any adjournment or postponement thereof, the “2014 Meeting”), and one member of the Board who currently serves in the class of directors with a term expiring at the 2014 Meeting will be appointed to the class of directors with a term expiring at the 2013 Annual Meeting of stockholders of the Company.

(b)           If Mr. Lerner resigns from the Board prior to the 2014 Meeting, the Raging Capital Fund shall have the right to designate a replacement nominee to be appointed to the Board, to serve with a term expiring at the 2014 Meeting; provided that such replacement designee must be reasonably acceptable to the Board and must qualify as an “independent director” under applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the rules of any stock exchange on which securities of the Company are then listed (Mr. Lerner or any replacement designee appointed to the Board in accordance with this section, the “Raging Capital Designee”).  For purposes of the foregoing sentence, the Company hereby agrees that Mr. Martin shall be deemed reasonably acceptable by the Board, subject to his qualifying as an “independent director” as set forth in the immediately preceding sentence and to a customary background investigation conducted at the time of such designation.

The rights of the Raging Capital Group pursuant to this Section 1(b) shall terminate upon the earlier to occur of (a) the date on which the Raging Capital Fund ceases to own beneficially (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at least 7.0% of the then-outstanding shares of common stock of the Company; and (b) any Change of Control (as defined below) of the Company.   A “Change of Control” of the Company means any transaction in which (x) a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (y) the Company engages in any merger, business combination or other similar transaction such that the holders of voting securities of the Company immediately prior to the transaction do not own at least 50% or more of the voting power of securities of the resulting entity after the transaction.

(c)           If, anytime after the date hereof, the Raging Capital Fund ceases to own beneficially (as defined in Rule 13d-3 promulgated under the Exchange Act) at least 7.0% of the then-outstanding shares of common stock of the Company, the Raging Capital Group shall cause the Raging Capital Designee to promptly tender his or her irrevocable resignation from the Board and any committee of the Board on which he or she then sits; provided that the Board may, but is not obligated to, accept any such resignation.

(d)           The Company may, but is not obligated to, elect to nominate Mr. Lerner (or any replacement Raging Capital Designee appointed in compliance with Section 1(b) above) (each a “Re-Nominated Candidate”) for election at the 2014 Meeting, for a term ending at the 2017 annual meeting of stockholders of the Company (such meeting, including any adjournment or postponement thereof, the “2017 Meeting”).  If the Company offers to so nominate a Re-Nominated Candidate, it shall notify the Raging Capital Fund of such offer no later than thirty days prior to the deadline for stockholders to submit nominations for the 2014 Meeting, and such notice shall state (i) the Company’s intention to nominate such Re-Nominated Candidate for election to the Board at the 2014 Meeting, (ii) the Company’s agreement to recommend, support and solicit proxies for the election of the Re-Nominated Candidate in the same manner as for the Company’s other nominees who are up for election at the 2014 Meeting, and (iii) the members of the Board and the Company’s executive officers who own beneficially (as defined in Rule 13d-3 promulgated under the Exchange Act) at least 5% of the then-outstanding shares of common stock of the Company have indicated to the Company that they will vote their shares in favor such Re-Nominated Candidate at the 2014 Meeting.  The Raging Capital Fund must accept or reject the Company’s offer to nominate the Re-Nominated Candidate within ten calendar days following the date of the Company’s notice.  If the Re-Nominated Candidate is elected at the 2014 Meeting, then Raging Capital Fund’s rights to designate a replacement nominee pursuant to Section 1(b) shall extend until the 2017 Meeting; provided that nothing herein is intended to limit the last two sentences of Section 1(b) or limit  Section 1(c).

2.           Withdrawal of Proposals and Termination of Solicitations.

(a)           The Raging Capital Fund and each Member hereby agree that they shall immediately cease, and shall cause each of their affiliates, associates and Representatives (each as defined below) to immediately cease any and all efforts with respect to the solicitation of proxies in support of Mr. Lerner or any other nominee to the Board to be elected at the Annual Meeting (other than the Board’s director nominees), and hereby irrevocably withdraw the letter dated November 3, 2011 providing notice to the Company of the Raging Capital Group’s intention to nominate candidates for election as directors of the Company at the Annual Meeting or any future meeting.

(b)           During the Standstill Period, no Member shall make, and each shall cause each of its affiliates and associates not to make, any objection to the election of the Board’s director nominees at the Annual Meeting.  During the Standstill Period, each Member shall, and shall cause each of its associates and affiliates to, cause all shares of Company common stock to which it is entitled to vote at any annual meeting of the Company’s stockholders to be present at such annual meeting for quorum purposes, and vote all of such shares in favor of the (i) election of each of the Company’s director nominees; (ii) in the case of the Annual Meeting, adoption and approval of the Company’s 2012 Non-Employee Director Deferred Stock Plan; and (iii) in the case of the Annual Meeting, ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

3.           Standstill.  Without the prior written consent of the Board, each Member will not, and will cause each of its respective affiliates, associates and Representatives not to, do, directly or indirectly, any of the following for a period commencing on the date hereof and ending on the date that is ten days prior to the deadline for stockholders to submit nominations for the 2014 Meeting (or, if a Raging Capital Designee is nominated for election at the 2014 Meeting by the Company in accordance with Section 1(d), the date that is ten days prior to the deadline for stockholders to submit nominations for the 2017 Meeting) (such period, the “Standstill Period”):

(a)           (i) acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Raging Capital Group (together with any other person or entity, partnership, limited partnership, syndicate or other “group” referred to in this Section 4(a)) owning, controlling or otherwise having any ownership interest in more than 14.9% of the then-outstanding shares of common stock of the Company, or (ii) knowingly sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by such Member to any Third Party (as defined below) which would result in such Third Party, together with its affiliates and associates having any ownership interest in more than 14.9% of the then-outstanding shares of common stock of the Company, except in a transaction approved by the Board;

(b)           (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the
Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other person or entity to initiate any such stockholder proposal;

(c)           form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), other than a “group” that (1) includes all or some lesser number of the persons or entities identified as “Reporting Persons” (or affiliates thereof) in the Raging Capital Schedule 13D (as defined below) and the signatories to this Agreement, and (2) does not include any other members who are not currently identified as Reporting Persons (or affiliates thereof) or parties to this Agreement;

(d)           deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(e)           seek, alone or in concert with others, (1) to call a meeting of stockholders or solicit consents from stockholders or conduct a referendum of stockholders, (2) to obtain representation on the Board except as otherwise expressly permitted in this Agreement, (3) to effect the removal of any member of the Board, provided that this shall not pertain to any Raging Capital Designee, (4) to make a stockholder proposal at any meeting of the stockholders of the Company, or (5) to amend any provision of the Company’s certificate of incorporation or bylaws;

(f)           effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than 14.9% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 14.9% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided that this Section 3(f) shall not prohibit any Member from offering to purchase assets of the Company if the sale of such assets is initiated by the Company through an open bidding process or as part of a transaction between the Company, on the one hand, and any member of the Board or any of the Company’s executive officers, on the other hand, or from offering to purchase the securities of the Company if a member of the Company’s management has publicly offered to acquire all or substantially all of the equity securities of the Company in a “take private” transaction subject to Rule 13e-3 promulgated under the Exchange Act; provided, further, that this Section 3(f) shall not prohibit any Member from participating in any transaction approved by the Board; or

(g)           enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

For purposes of this Agreement, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and the term “Third Party” shall mean any person or entity that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

4.           Schedule 13D Filing.  The Raging Capital Group shall promptly file an amendment to the Schedule 13D regarding the Company’s common stock filed with the SEC on November 4, 2011 (the “Raging Capital Schedule 13D”), reporting the entry into this Agreement and the irrevocable withdrawal by the Raging Capital Group of the nomination of Mr. Lerner.

5.           Confidentiality.  Each Member acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Raging Capital Group by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”).  Each Member agrees that the Confidential Information will be kept confidential and that the Members and their Representatives will not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws or regulations; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any Member or any Representative thereof in violation of the terms of this Agreement or any other agreement imposing an obligation on such Member or Representative to keep such information confidential, (b) was already in the Members’ or their Representatives’ possession prior to the date of this Agreement and not subject to any obligation to keep such information confidential, or (c) was independently developed or acquired by the Member without violating any of the obligations of any Member, the Raging Capital Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any of their Representatives and without use of any Confidential Information.  Each Member agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 5 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court proceedings) to restrain Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information. Each Member acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.           Form 8-K and Other Public Disclosures.  The Company may announce this Agreement and the material terms hereof by means of a filing on a current report on Form 8-K or by means of a press release or both.  During the Standstill Period, the Members and the Company each agree not to publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the other party, its business or any current or former officers, employees, or directors of the other party.  Except for amendments to the Raging Capital Schedule 13D made solely to report a change in the level of ownership of Company common stock and the entry into this Agreement and any filings reporting any information required by Section 16 of the Exchange Act, the Members agree that, during the Standstill Period, none of them or their Representatives shall make any public announcement or public statement regarding the Company, its business or any current or former officers, employees, or directors of the Company, without the prior written consent the Company, with such consent to be approved by the Board.

7.           Representations and Warranties.

(a)           Each Member of the Raging Capital Group, on behalf of himself or itself, as applicable, represents and warrants that (i) each Member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by each Member, constitutes a valid and binding obligation and agreement of each Member and is enforceable against each Member in accordance with its terms.

(b)           The Company hereby represents and warrants that (i) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

8.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand, with written confirmation of receipt, (ii) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (iii) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below or (iv) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Resource America, Inc.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, Pennsylvania 19112
Attention: General Counsel
Facsimile: (215) 761-0456
Email: MYecies@resourceamerica.com

with a copy (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David K. Lam Facsimile: (212) 403-2000 Email: dklam@wlrk.com
If to the Raging Capital Group or any Member: Raging Capital Fund, LP 10 Princeton Ave Rocky Hill, NJ 08553 Attention: Fred Wasch Facsimile: (609) 228-4084 Email: fred@ragingcapital.com with a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Attention: Steven Wolosky
Facsimile:  (212) 451-2222
Email: swolosky@olshanlaw.com

9.           Assignments.  This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

10.           Remedies.  Each of the members of the Raging Capital Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Raging Capital Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

11.           Release of Claims.  On behalf of themselves and each of their respective directors, officers, managers, members and employees, the Company and the Raging Capital Group hereby release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Released Persons”) from all claims and demands, rights and causes of action of any kind arising out of or relating to the Annual Meeting and the election of directors in connection with such Annual Meeting, and/or any and all claims of any kind, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, by or against the Company or the Raging Capital Group or any of their respective Released Persons, from the beginning of time through the date of this release.  Notwithstanding anything to the contrary in this section, the Company and the Raging Capital Group do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

12.           Governing Law; Forum.  This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of laws principles. The parties agree that any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the U.S. District Court for the Southern District of New York (or, if the U.S. District Court for the Southern District Court of New York determines that it does not have jurisdiction, then in the Supreme Court of the State of New York, New York County) (the “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Court for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Court and (iii) waive any objection that the Chosen Court are an inconvenient forum or lack jurisdiction.

13.           No Waiver.  Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14.           Amendments; Counterparts.  Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

15.           No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16.           Fees and Expenses.  The Company shall reimburse the Raging Capital Group for its reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $12,500 in the aggregate.  All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party.

17.           Entire Agreement.  This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

RESOURCE AMERICA, INC.

By:        /s/ Jonathan Z. Cohen
Name:   Jonathan Z. Cohen
Title:      President and CEO

RAGING CAPITAL FUND, LP

By:        /s/ William C. Martin
Name:   William C. Martin
Title:      Managing Member

WILLIAM C. MARTIN

By:        /s/ William C. Martin

ROBERT L. LERNER

By:        /s/ Robert L. Lerner

[Signature Page to Settlement Agreement]